Exhibit 24

Confirming Statement

This statement confirms that the undersigned, Jeremy Kinch, has authorized and designated each of Jeff Kappel, S. Brett Luz and Marcie Watson, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group, Inc. (the "Company").  The authority of Jeff Kappel, S. Brett Luz and Marcie Watson under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that Jeff Kappel, S. Brett Luz and Marcie Watson are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date: January 17, 2018

     /s/ Jeremy Kinch
Jeremy Kinch